FOR IMMEDIATE RELEASE

Contact:     Freddie M. Kotek
                    Chief Financial Officer
                    1845 Walnut Street
                    10th Floor
                    Philadelphia, PA 19103
                   (215) 546-5005
                   (215) 546-4785 (facsimile)

Atlas America, Inc. Announces
Additional Natural Gas Hedges

PHILADELPHIA, PA - August 24, 2004 - Atlas America, Inc. (Nasdaq:ATLS) (the “Company”) announces that it has increased its natural gas hedged position to 5.64 billion cubic feet, or bcf, though the quarter ending March 31, 2006. Of this total, the Company has hedged (i) .94 bcf, representing 50% of the Company’s owned production for the quarter ending September 30, 2004 at a price of $5.88 per million cubic feet, or mcf; (ii) 3.3 bcf, representing 41% of the Company’s owned production, for the fiscal year ending September 30, 2005 at a price of $6.50 per mcf; and (iii) 1.4 bcf, representing 33% of the Company’s owned production for the six months ending March 31, 2006 at a price of $6.70 per mcf. All of Atlas America’s hedges are physical hedges. The Company has not historically hedged its oil production.

Atlas America, Inc. is an energy company engaged primarily in the development, production and transportation of natural gas in the Appalachian Basin, and operates primarily in eastern Ohio and western Pennsylvania. ATLS is the owner of 100% of the general partner of Atlas Pipeline Partners, L.P. (NYSE:APL) and owns 1,641,026 limited partner units. APL owns and operates more than 3,280 miles of natural gas gathering pipelines in Oklahoma, Texas, Pennsylvania, New York and Ohio. For more information, please visit our website at www.atlasamerica.com, or contact investor relations at pschreiber@atlasamerica.com.

Certain matter discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Atlas America, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company’s reports filed with the SEC, including quarterly reports on From 10Q, reports on Form 8-K and annual reports on Form 10-K.